           [FORM OF SETTLEMENT OF DEBTS AND ASSET PURCHASE AGREEMENT]

    SETTLEMENT OF DEBTS AND ASSET PURCHASE AGREEMENT (this "Agreement"), entered into as of the ___ day of March, 2002, by and among FAMOUS FIXINS, INC., a New
York corporation (hereinafter, the "Seller"), STARBRAND, LLC, a limited liability company organized under the laws of the State of Delaware
(hereinafter, the "Buyer"), and the Investors signatory hereto under the heading
"Investors", (each an "Investor" and together the "Investors").

WITNESSETH:

    WHEREAS, the Seller has been unable to raise the required capital to continue its business in its present form and desires to divest all of its operations and sell substantially all of its assets;

    WHEREAS, the Seller desires to retire a substantial portion of the debt it has incurred which has hindered its operations;

    WHEREAS, the Buyer desires to purchase substantially all of the assets of the Seller and the Seller desires to sell such assets to the Buyer upon the terms and conditions hereinafter set forth;

    WHEREAS, the Investors desire to exchange the Exchanged Debentures for a
Class B Membership Interest in the Buyer; and

    WHEREAS, as additional consideration for the purchase of the Net Assets, the
Buyer shall surrender to the Seller for cancellation the Exchanged Debentures that the Buyer receives from the Investors.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereby covenant and agree as follows;

1. DEFINITIONS

    1.1 "Assets" shall mean all of the assets and properties, real, personal and mixed, including, without limitation, all licenses, copyrights, trademarks, tradenames, accounts receivable, equipment, inventory, barter credits and cash, marketable securities and other cash equivalents of the Seller as at the Closing Date.

    1.2 "Assignment and Assumption Agreement" shall mean the assignment and assumption agreement entered into between the Seller and the Buyer on or before the Closing in the form of Exhibit A hereto.

    1.3 "Bankruptcy Event" shall have the meaning ascribed to such term in
        Section 7.7.

    1.4 "Bill of Sale" shall have the meaning ascribed to such term in Section
        2.3, in the form of Exhibit B hereto.

    1.5 "Business" shall mean the business of the Seller as presently conducted as a going concern.

    1.6 "Class B Membership Interest" shall mean a membership interest in Buyer with such rights and privileges as set forth in the Operating Agreement.

    1.7 "Closing" shall have meaning ascribed to such term in Section 10.

    1.8 "Closing Date" shall have the meaning ascribed to such term in Section
        10.

    1.9 "Common Stock" shall have the meaning ascribed to such term in Section
        5.9.

    1.10 "Commission Documents" shall have the meaning ascribed to such term in
        Section 5.7.

    1.11 "Convertible Debentures" shall mean the 4% convertible debentures of the Seller issued to the Investors on November 7, 2000, pursuant to the
        Purchase Agreement.

    1.12 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    1.13 "Exchanged Debentures" shall have the meaning ascribed to such term in
        Section 3.1.

    1.14 "Excluded Assets" shall mean the Assets set forth on Schedule X attached hereto.

    1.15 "Excluded Liabilities" shall mean the Liabilities set forth on Schedule
        Y attached hereto.

    1.16 "GAAP" shall mean U.S. generally accepted accounting principles.

    1.17 "Information Statement" shall have the meaning ascribed to such term in
        Section 7.7.

    1.18 "Liabilities" shall mean all debts, accrued liabilities, accrued expenses, accounts payable, obligations, costs, expenses and contingencies of the Seller which exist or have been accrued as at the
        Closing Date.

    1.19 "Net Assets" shall mean all Assets other than the Excluded Assets.

    1.20 "Net Liabilities" shall mean all Liabilities other than the Excluded
        Liabilities.

    1.21 "Operating Agreement" shall mean the Buyer's Operating Agreement, substantially in the form of Exhibit C attached hereto.

    1.22 "Purchase Agreement" shall mean that certain Convertible Debenture and
        Warrants Purchase Agreement, dated October 27, 2000 among the Seller and the Investors.

    1.23 "SEC" shall mean the Securities and Exchange Commission.

    1.24 "Shareholders' Consents" shall have the meaning ascribed to such term in Section 5.10.

2.  ACQUISITION OF THE ASSETS AND ASSUMPTION OF LIABILITIES

    2.1 Transfer of Assets. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties herein set forth, at the Closing, the Seller shall sell, assign, transfer, convey and deliver all of the Seller's right, title and interest in the Net Assets and the Business to the Buyer.

    2.2 Assumption of Liabilities. Pursuant to an Assignment and Assumption
        Agreement, substantially in the form attached hereto as Exhibit A, and as further consideration for the purchase and sale of the Net Assets, the Buyer shall, from and after the Closing Date, assume all Net
        Liabilities.

    2.3 Bill of Sale. On the Closing Date, Seller shall deliver to the Buyer a bill of sale, deed and such other documents and instruments of conveyance ("Bill of Sale") which shall be necessary to vest in the
        Buyer good and marketable title to the Net Assets.

    2.4 Books and Records. From and after the Closing Date, the Buyer shall provide the Seller and their representatives such information as the
        Seller reasonably requires for its reporting obligations under the securities laws pursuant to Section 7.6.

    2.5 Excise Taxes. All sales and documentary and transfer taxes arising out of the sale of the Net Assets hereunder and all charges for or in connection with the recording of any document or instrument herein provided shall be paid by the Buyer.

3.  EXCHANGE AND CANCELLATION OF CONVERTIBLE DEBENTURES

    3.1 Exchange of Convertible Debentures. At the Closing, the Investors,
        severally and not jointly, agree to exchange with the Buyer, in the aggregate, US$450,000 principal amount of the Convertible Debentures
        (the "Exchanged Debentures") for, in the aggregate, all of the Buyer's
        Class B Membership Interests in the manner set forth in the Operating
        Agreement. At the Closing, each Investor shall deliver to the Buyer the principal amount of Exchanged Debentures set forth on the signature pages hereto, the Buyer and the Investors shall deliver the fully executed Operating Agreement and the Investors shall each receive a receipt evidencing each such Investor's Class B Membership Interest.

    3.2 Cancellation of Buyer's Interest in Convertible Debentures. At the
        Closing, as additional consideration for the purchase of the Net Assets, the Buyer shall surrender the Exchanged Debentures to the Seller for immediate cancellation. The Buyer acknowledges and agrees that, effective upon surrender of the Exchanged Debentures, the Seller shall be released and discharged from any and all actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law or equity relating to the Exchanged
        Debentures.

4. FURTHER ASSURANCES

    From time to time from and after the Closing, the parties hereto shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, certificates and other instruments, and shall take or cause to be taken any and all such further action, as any of the parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

5. REPRESENTATIONS AND WARRANTIES OF SELLER

    The Seller, by its execution of this Agreement, does hereby acknowledge and agree that Buyer is intimately familiar with the Business and financial condition of the Seller. Accordingly, except as otherwise expressly set forth in this Section 5, neither the Seller nor any other officer, director, stockholder or affiliate of the Seller shall make any representation or warranty to the
Buyer or any other person firm or corporation, pursuant to this Agreement.
Subject to the foregoing and except as set forth on the disclosure schedules attached hereto, the Seller hereby represents and warrants as follows:

    5.1 Valid and Binding Agreement. The Seller has full legal right, power and authority to execute and deliver this Agreement and has the full legal right, power and authority to consummate the transactions contemplated hereby. This Agreement is enforceable against the Seller in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

    5.2 Organization, Good Standing and Qualification. The Seller: (a) is a
        corporation duly organized, validly existing and in good standing under the laws of the State of New York; and (b) has all necessary corporate power and authority to carry on its respective business and to own, lease and operate its properties.

    5.3 Subsidiaries. The Seller does not own, directly or indirectly, any stock or other equity securities of any corporation or entity, or have any direct or indirect equity or ownership interest in any person, firm, partnership, corporation, venture or business.

    5.4 Compliance with Laws.

        a)  To the best of Seller's knowledge, the Seller is, and has been at all times during the three (3) year period prior to the date hereof, in compliance with all domestic, foreign, federal, state, local and municipal laws and ordinances and governmental rules and regulations and all requirements of insurance carriers, applicable to its business, affairs, properties or assets.

        b)  To the best of Seller's knowledge, neither the Seller nor any of its directors, officers or employees, has received any written notice of default or violation, nor, to the best of Seller's knowledge, is the
            Seller or any of its directors, officers or employees in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of the Seller's Business, affairs, properties or assets. Neither Seller, nor, to the best of Seller's knowledge, any of its directors, officers or employees, has received written notice of, been charged with, or is under investigation with respect to, any violation of any provision of any federal, state, local, municipal or other law or administrative rule or regulation, domestic or foreign, relating to any aspect of the Seller's
            Business, affairs, properties or the Assets, which violation would have a material adverse effect on the Seller, the Business or any material portion of the Assets.

    5.5 Litigation. Except as disclosed in the Commission Documents, there is no suit, action, arbitration, or legal, administrative or other proceeding or governmental investigation (including, without limitation, any claim alleging the invalidity, infringement or interference of any patent, patent application, or rights thereunder owned or licensed by the
        Seller) pending, or to the best knowledge of the Seller, threatened, by or against the Seller or any of its assets or properties. The Seller is not aware of any state of facts, events, conditions or occurrences which might properly constitute grounds for or the basis of any suit, action, arbitration, proceeding or investigation against or with respect to the
        Seller.

    5.6 Transactions with Affiliates. No asset employed or used in any of the
        Business of the Seller is owned by, leased from or leased to Seller, or any other partnership, corporation or trust formed, owned or operated for Seller's benefit, or any officer, director or employee of the Seller or any affiliate of the Seller.

    5.7 Commission Documents, Financial Statements. The common stock of the
        Seller (the "Common Stock") is registered pursuant to Section 12(g) of the Exchange Act, and the Seller has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange
        Act, including material filed pursuant to Section 13(a) or 15(d) of the
        Exchange Act (the "SEC Documents"), and the Seller has filed with the
        SEC its Form 10-KSB for the year ended December 31, 2001 (the Seller's
        SEC Documents, including filings incorporated by reference therein, herein referred to as the "Commission Documents"). The Commission
        Documents complied in all material respects with the requirements of the
        Exchange Act and the rules and regulations of the Commission promulgated thereunder, and do not contain any material untrue statement of a material fact or omit to state a material fact materially required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading. The financial statements of the Seller included in the
        Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable thereto or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Seller as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

    5.8 Consent of Seller's Shareholders. By written consents in lieu of a meeting dated March __, 2002, the Seller's shareholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of such date have duly voted in favor of the following actions:

        a)  sale by the Seller of the Net Assets to the Buyer, in exchange for the assumption by the Buyer of the Net Liabilities; and

        b)  amendment of Seller's Certificate of Incorporation to increase the authorized number of shares of Common Stock that the Seller may issue from 25,000,000 to 200,000,000.

        c)  Having sufficient voting power to approve such proposals through such shareholders' ownership of the capital stock, no other consents will be solicited in connection with the aforementioned actions.
            Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the actions will not be effective until 20 days after the date the Information Statement is mailed to the Seller's
            shareholders. An executed copy of all such written consents, duly certified by an officer of the Seller, is attached hereto as Exhibit
            D ("Shareholders' Consents").

    5.9 Liabilities. Set forth on the disclosure schedules is a true, correct and complete list of all of the material Liabilities and the names and addresses of the creditors of the Seller.

6. REPRESENTATIONS AND WARRANTIES OF THE BUYER

    Except as set forth on the disclosure schedules attached hereto, the Buyer represents and warrants to the Seller and the Investors as follows:

    6.1 Valid and Binding Agreement. The Buyer has full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligations of the Buyer, enforceable against the
        Buyer in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

    6.2 Organization, Good Standing and Qualification. The Buyer: (a) is a
        limited liability company validly existing under the laws of the State of Delaware, (b) is not required, by the nature of its properties or business, to be qualified to do business as a foreign entity or corporation in any foreign jurisdiction except New York upon the
        Closing.

    6.3 Issuance of Class B Membership Interest. The Class B Membership
        Interests to be issued under this Agreement and the Operating Agreement have been duly authorized by all necessary action required under applicable law, when paid for and issued in accordance with the terms hereof, the Class B Membership Interests shall be validly issued and outstanding, fully paid and non-assessable, and the Investors shall be entitled to all rights accorded to a holder of the Class B Membership
        Interest under the Operating Agreement and applicable law. The Class B
        Membership Interest issued hereunder shall be free from restrictions on transfer other than restrictions on transfer under this Agreement, the
        Operating Agreement and applicable federal, state, local and foreign securities laws.

    6.4 Litigation. No litigation or administrative proceeding of or before any court, tribunal or government entity is presently pending, or, to the knowledge of the Buyer, threatened against the Buyer or any properties of the Buyer or with respect to this Agreement, which, if adversely determined, could have a material adverse effect on the Buyer or which would draw into question the validity of this Agreement.

7. ADDITIONAL AGREEMENTS OF THE PARTIES

    7.1 Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon the parties hereto under applicable state or federal securities laws, it is expressly understood and agreed by the parties that (i) this Agreement and the conversations, negotiations and transactions relating hereto and/or contemplated hereby, and (ii) all financial information, business records and other non-public information concerning the Seller and the Buyer which the Buyer, Seller or their representatives has received or may hereafter receive, shall be maintained in the strictest confidence by the parties hereto, and shall not be disclosed to any person that is not associated or affiliated with the Buyer or the Seller and involved in the transactions contemplated hereby, without the prior written approval of the parties hereto, except to the extent required by law or regulation, or the extent such information becomes generally available to the public. Subject to the foregoing, the parties hereto shall use their best efforts to avoid disclosure of any of the foregoing or undue disruption of any of the business operations or personnel of the other parties hereto.

    7.2 Additional Agreements and Instruments. On or before the Closing Date, the parties shall execute, deliver and file all exhibits, agreements, certificates instruments and other documents, not inconsistent with the provisions of this Agreement, which, in the opinion of counsel to the parties hereto, shall reasonably be required to be executed, delivered and filed in order to consummate the transactions contemplated by this
        Agreement.

    7.3 Non-Interference. The parties hereto shall not cause to occur any act, event or condition which would cause any of their respective representations and warranties made in this Agreement to be or become untrue or incorrect in any material respect as of the Closing Date, or would interfere with, frustrate or render unreasonably expensive the satisfaction by the other party or parties of any of the conditions precedent set forth in this Agreement.

    7.4 Reporting and Compliance with the Law. From the date hereof through the
        Closing Date, the Seller shall duly and timely file all tax returns required to be filed with the proper authorities and duly observe and conform, in all material respects, to all applicable laws and orders.
        The Seller has applied for an extension of time in connection with its
        2001 year end tax returns, and in the event that the Seller has not completed such prior to the Closing Date, the Buyer shall cooperate with the Seller to file such tax returns as soon as practicable thereafter.

    7.5 No Bankruptcy Filing or Pending Acquisition. The Buyer hereby covenants and agrees that as at the date hereof and on the Closing Date: (a) the
        Buyer has no present intention to effect any assignment for the benefit of creditors or filing under the federal Bankruptcy Act or any state law affecting creditors and debtors, whether voluntary or involuntary (a
        "Bankruptcy Event"); and (b) there is not pending or contemplated by the
        Buyer, the acquisition of the securities or assets of any person, firm or corporation, or any joint venture or other material transaction with any such person, firm or corporation which has not been fully disclosed in writing to the other parties.

    7.6 Preparation of Financial and SEC Documents. After the Closing Date,
        Buyer agrees to use reasonable efforts to cooperate with the Seller in the preparation of the Seller's SEC Documents for a reasonable period of time hereafter.

    7.7 Information Statement. Within three business days following the date hereof, the Seller shall file a preliminary Information Statement relating to the transactions contemplated by this Agreement with the SEC
        (the "Information Statement") and upon clearance from the SEC, the
        Seller shall, within five business days of such clearance, distribute the definitive Information Statement to the Seller's shareholders in compliance with Rule 14c-2 under the Exchange Act. The Information
        Statement and the delivery thereof will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

    7.8 Corporate Action. Prior to the Closing, the Seller shall file such certificates or other documents in order to effectuate the matters contemplated by the Shareholders' Consents.

8. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

    In addition to the fulfillment of the parties' agreements in Section 7 above, the obligations of Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, on or before the Closing
Date, of all the following conditions, any one or more of which may be waived in writing by the Buyer:

    8.1 Accuracy of Representations and Warranties All representations and warranties made by Seller in this Agreement, in any schedule(s) hereto, and/or in any written statement delivered to the Buyer under this
        Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such dates.

    8.2 Performance. The Seller and the Investors shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date.

    8.3 Certification. The Buyer shall have received a certificate, dated as of the Closing Date, signed by the Seller, certifying, in such detail as the Buyer and its counsel may reasonably request, that the conditions specified in Sections 8.1 and 8.2 above have been fulfilled.

    8.4 Resolutions. The Buyer shall have received certified consents of the
        Board and shareholders of the Seller in form reasonably satisfactory to counsel for the Buyer, authorizing the execution, delivery and performance of this Agreement, and all actions to be taken by the Seller hereunder.

    8.5 Absence of Litigation. No action, suit or proceeding by or before any court or any governmental body or authority, against the Seller or pertaining to the transactions contemplated by this Agreement or their consummation, not disclosed in the Commission Documents, shall have been instituted on or before the Closing Date, which action, suit or proceeding would, if determined adversely, (a) have a material adverse effect on the Seller, its Business or any material portion of its assets, (b) impair the ability of the Seller to deliver all of the
        Assets to the Buyer in accordance with the terms of this Agreement, or
        (c) impair the ability of the Buyer to consummate its acquisition of the
        Assets.

    8.6 Consents. All necessary disclosures to and agreements and consents of
        (a) any parties to any material contracts and/or licensing authorities which are material to the Seller's Business, and (b) any governmental authorities or agencies to the extent required in connection with the transactions contemplated by this Agreement, shall have been obtained and true and complete copies thereof delivered to the Buyer.

    8.7 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Buyer and its counsel.

    8.8 Satisfaction of Agreements. All of the obligations and agreements of
        Seller specified in Section 7 shall have been satisfied by Seller to the reasonable satisfaction of the Buyer.

9.  CONDITIONS PRECEDENT TO SELLER'S AND INVESTORS' PERFORMANCE

    In addition to the fulfillment of the parties' agreements in Section 7 above, the obligations of Seller and the Investors to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date of all of the following conditions, any one or more of which may be waived in writing by the Seller and the
Investors:

    9.1 Accuracy of Representations and Warranties. All representations and warranties made by the Buyer in this Agreement and/or in the written statement delivered by the Buyer under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such dates.

    9.2 Performance. The Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer on or before each of the Closing Date.

    9.3 Certification. The Seller shall have received a certificate, dated the each of the Closing Date, signed by the Buyer certifying, in such detail as the Seller and its counsel may reasonably request, that the conditions specified in Sections 9.1 and 9.2 above have been fulfilled.

    9.4 Resolutions. The Seller shall have received certified resolutions of the managing member of the Buyer, in form reasonably satisfactory to counsel for the Seller, authorizing the execution, delivery and performance of this Agreement and all actions to be taken by the Buyer hereunder.

    9.5 Proceedings and Instruments Satisfactory. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Seller and its counsel.

    9.6 Satisfaction of Agreements. All of the obligations and agreements of the
        Buyer specified in Section 7 shall have been satisfied by the Buyer to the reasonable satisfaction of Seller.

    9.7 Approval of Seller's Stockholders. This Agreement and all of the
        transactions contemplated hereby and pursuant to the Information
        Statement shall have been duly approved, adopted and ratified by a sufficient number of the votes of the shareholders of the Seller.

    9.8 Representations. At or prior to the Closing, the Investors shall have received documents as the Investors or its counsel shall reasonably require incident to the Closing to confirm the representations and warranties of the other parties.

    9.9 Consent of Creditors. At or prior to the Closing, the Seller shall have obtained the written consent of substantially all of the creditors set forth on Schedule 5.9 attached hereto, in a form reasonably satisfactory to the Investors, to the terms of the Assignment and Assumption
        Agreement.

10. CLOSING

    10.1 Closing Date. Unless this Agreement shall be terminated pursuant to
        Section 11 below, the delivery of all consideration, documents and instruments required pursuant to this Agreement and set forth below to be executed and delivered (the "Closing"), shall take place at the offices of Feldman Weinstein LLP, 36 West 44th Street, New York, New
        York 10036, or such other location in New York, New York or elsewhere as agreed to between the parties, on such date as shall be more than 23 calendar days from the date the Information Statement shall have been mailed to the Seller's shareholders in compliance with Rule 14c-2 under the Exchange Act; provided, however, that in no event shall the Closing
        Date be later than 60 calendar days from the date hereof without the written consent of all parties hereto (the date of the Closing being referred to in this Agreement as the "Closing Date").

    10.2 Closing Deliveries. At the Closing, the following documents shall be delivered by the respective parties, unless waived by all of the parties hereto:

        a)  Fully executed original of this Agreement and the disclosures attached hereto;
        b)  Fully executed original Operating Agreement;
        c)  Receipt of all Class B Membership Interests issued to the Investors from the Buyer;
        d)  Exchanged Debentures duly assigned to the Buyer;
        e)  Duly executed notice to the Buyer surrendering the Exchanged
            Debentures for cancellation upon receipt thereof;
        f)  Duly executed Assignment and Assumption Agreement;
        g)  Duly executed Bill of Sale;
        h)  President's Certificate of Seller substantially in the form of
            Exhibit E attached hereto;
        i)  Managing Member's Certificate of Buyer substantially in the form of
            Exhibit E attached hereto;
        j)  Documents as required pursuant to Section 9.8; and
        k)  Copies of the executed written consents of the Seller's creditors as required pursuant to Section 9.9.

11. TERMINATION OF AGREEMENT

    11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing
        Date:

        a)  by the mutual written consent of all of the parties hereto;

        b)  by any party, if: (i) a material breach shall exist with respect to the written representations and warranties made by another party or parties, as the case may be, (ii) another party shall fail to perform any covenant or agreement on their part to be performed hereunder, or shall take any action prohibited by this Agreement, if such actions shall or may have a material adverse effect on the
            Seller and/or the transactions contemplated hereby, (iii) another party shall not have furnished, upon reasonable notice therefor, such certificates and documents required in connection with the transactions contemplated hereby and matters incidental thereto as it or they shall have agreed to and matters incidental thereto as it or they shall have agreed to furnish, and it is reasonably unlikely that the other party will be able to furnish such item(s) prior to
            May 31, 2002, or (iv) any consent of any third party to the transactions contemplated hereby (whether or not the necessity of which is disclosed herein or in any Schedule hereto) is reasonably necessary to prevent a default under any outstanding material obligation of Seller or the Buyer, and such consent is not obtainable without material cost or penalty (unless the party or parties not seeking to terminate this Agreement agree or agrees to pay such cost or penalty); or

        c)  by any party, at any time on or after May 31, 2002, if the transactions contemplated to be consummated at the Closing shall not have been consummated prior thereto, and the party or parties directing termination shall not then be in breach or default of any obligations imposed upon such party by this Agreement.

        11.2 Effect of Termination of Agreement. In the event of termination of this Agreement pursuant to Section 11.1(a), no party to this
            Agreement shall have any liability to the other for the termination of this Agreement. In the event of termination by any party as provided in this Section 11.1(b), prompt written notice shall be given to the other party.

12. INDEMNIFICATION

    12.1 General.

        a)  SELLER. The Seller hereby agrees to defend, indemnify and hold harmless the Buyer from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees (collectively "Losses"), that the Buyer may incur, sustain or suffer as a result of the failure of the
            Seller to perform any of the covenants and agreements of the Seller contained in this Agreement on the Closing Date or thereafter except to the extent such failure results from the actions or omissions of the Buyer or its nominees or representatives (hereinafter referred to as "Seller Covenant Losses").

        b)  THE BUYER. The Buyer does hereby agree to defend, indemnify and hold harmless the Seller and the Investors from, against and in respect of any and all Losses that the Seller or the Investors many incur, sustain or suffer as a result of:

            (i) a breach of any of the representations, and warranties of the
                Buyer which are contained in Article 6 of this Agreement
                (hereinafter referred to as "Buyer Breach of Warranty Losses");
                or

            (ii) the failure of the Buyer to perform any of the covenants and agreements of Buyer contained in this Agreement on the Closing
                Date or thereafter (hereinafter referred to as "Buyer Covenant
                Losses").

    12.2 Limitations on Breach of Warranty Losses.

        a)  Anything elsewhere contained in this Agreement to the contrary notwithstanding, except for any Losses involving a finding by any court of competent jurisdiction (from which no appeal can or has been taken) that statutory or common law fraud has been committed by the Buyer, any affiliate of the Buyer, the Buyer shall not be liable with respect to any Buyer Breach of Warranty Losses unless and until the aggregate amount of all such Buyer Breach of Warranty Losses incurred by the Seller or the Investors shall exceed the sum of
            $5,000 (the "Basket").

        b)  The provisions of Section 12.2(a) shall apply only to a Buyer Breach of Warranty Losses. In the event that any Seller Covenant Losses or
            Buyer Covenant Losses shall occur and shall be continuing at any time from and after the Closing Date, the injured party or parties shall have all applicable remedies at law or in equity available to it, as are provided in this Agreement, without regard to any Basket.

        12.3 Claims for Indemnity. Whenever a claim shall arise for which any party shall be entitled to indemnification hereunder, the
            indemnified party shall notify the indemnifying party in writing within sixty (60) days of the indemnified party's first receipt of notice of, or the indemnified party's obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom. If the indemnifying party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same or may agree to submit the same to arbitration or, if unable or unwilling to do any of the foregoing, such dispute shall be settled by appropriate litigation, and any rights of indemnification established by reason of such settlement compromise, arbitration or litigation shall promptly thereafter be paid and satisfied by the indemnifying party or parties obligated to make indemnification hereunder.

        12.4 Right to Defend. If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its affiliates, the indemnifying party or parties shall be entitled
            (without prejudice to the indemnified party's right to participate at its own expense through counsel of its own choosing), at its expense and through a single counsel of its own choosing, to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party. In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if the indemnifying party does so object, the indemnifying party shall be required to undertake, conduct and control, through counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith.

    12.5 Resolution of Disputes.

        a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made in
            New York by persons domiciled in New York City and without regard to its principles of conflicts of laws. Each party hereto agrees to submit themselves to the IN PERSONAM jurisdiction of the state and federal courts situated within the Southern District of the State of
            New York with regard to any controversy arising out of or relating to this Agreement. The non-prevailing party to any dispute hereunder shall pay the expenses of the prevailing party, including reasonable attorneys' fees, in connection with any such dispute.

        b)  Notwithstanding Section 12.5(a) above, in the event that any actual or anticipatory breach of any covenant and agreement contained herein by any one or more party may cause irreparable damage to any other parties hereto for such actually or potentially damaged party would have no adequate remedy at law, the aggrieved party or parties may immediately apply to any court of competent jurisdiction for a temporary restraining order or such other preliminary or permanent injunctive or interim relief as may be deemed appropriate by such court.

13. COSTS

    13.1 Finder's or Broker's Fees. Each of the Buyer and the Seller represents and warrants that neither it nor any of its respective affiliates has dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

    13.2 Expenses. The parties shall each pay all costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this
        Agreement and in closing and carrying out the transactions contemplated by this Agreement, except to the extent set forth in Schedule Y.

14. FORM OF AGREEMENT

    14.1 Effect of Headings. The Section headings used in this Agreement and the titles of the Schedules hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in the disclosure schedules.

    14.2 Entire Agreement; Waivers. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    14.3 Counterparts. This Agreement may be executed simultaneously in any number of counterparts; each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
        Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

15. PARTIES

    15.1 Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement.

    15.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, or if given by facsimile transmission to the number indicated below, or (ii) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

                           If to the Buyer:

                                    STARBRAND, LLC
                                    [ADDRESS]

                           If to Seller:

                                    Famous Fixins, Inc.
                                    2500 W. 57th Street, Suite 1112
                                    New York, NY  10107
                                    Attention: Jason Bauer, President

                           If to the Investors:

                                    As set forth on the signature page hereto.

        or to such other address as either party shall have specified by notice in writing given to the other party.

16. MISCELLANEOUS

    16.1 Amendments and Modifications. No amendment or modification of this
        Agreement shall be valid unless made in writing and signed by the party to be charged therewith.

    16.2 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

    16.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement should be prohibited or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                               *******************

    IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

                                             FAMOUS FIXINS, INC.

                                             By:_____________________________
                                                   Name:
                                                   Title:

                                             STARBRAND, LLC

                                             By:_____________________________
                                                   Name:
                                                   Title:

                                             INVESTORS:

Address:                                     ROSEWORTH GROUP, LTD
---------
C/o Beacon Capital Management
Harbour House, 2nd Floor
Waterfront Drive                             By:_____________________________
Road Town, Tortola, BVI                             Name:
Principal Amount of Exchanged Debentures:           Title:
$195,000

Address:                                     AUSTOST ANSTALT SCHAAN
---------
Landstrasse 163
9494 Furstenweg
Vaduz, Liechtenstein                         By:_____________________________
Principal Amount of Exchanged Debentures:            Name:
$112,000                                             Title:

Address:                                     BALMORE FUNDS, S.A
--------
Trident Chambers
Road Town, Tortola, BVI
Principal Amount of Exchanged Debentures     By:_____________________________
$143,000                                             Name:
                                                     Title: